Exhibit 99.1

Intrexon and ZIOPHARM Amend Exclusive Channel Collaborations to Improve Alignment as Programs Advance through Development

Germantown, MD, and Boston, MA June 30, 2016 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, and ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company focused on new cancer immunotherapies, today announced amendments to their Exclusive Channel Collaborations (ECCs) in the fields of oncology and graft-versus-host-disease (GvHD) to improve alignment between both companies as ZIOPHARM broadens its pipeline and advances multiple therapeutic programs into the clinic. The new structure is intended to facilitate increased investment in clinical development by ZIOPHARM, including the execution of pivotal studies, across a number of cellular and gene therapies that it employs.

Geno Germano, President of Intrexon, stated, “Intrexon is engaged in an array of collaborations with a wide variety of partners. Our goal is always to work together to create value for both Intrexon shareholders and the shareholders of our collaborators. As these relationships mature, business needs and conditions can evolve and create new opportunities. In the case of ZIOPHARM and the tremendous prospects they possess with their cellular and gene based approaches within oncology, both companies saw an opportunity to adjust the terms of our relationship for mutual benefit.”

Laurence Cooper, M.D., Ph.D., Chief Executive Officer of ZIOPHARM Oncology commented, “Intrexon and ZIOPHARM are integral partners, working closely together to create innovative and more efficacious therapies for the treatment of cancer and GvHD toward the ultimate goal of finding cures. By amending the terms of our collaborations, ZIOPHARM is better positioned to advance its immunotherapy assets from first-in-human trials to eventual commercialization.”

Under the terms of the amendments:

•	Operating profit rates payable to Intrexon from ZIOPHARM on products developed under its two existing collaborations will be reduced from 50% to 20%. This reduction will not apply to any royalties or other payments made with respect to the companies’ existing collaboration with Merck Serono, the biopharmaceutical business of Merck KGaA;

•	Economics from any future sublicensing arrangements with potential third party collaborators will remain evenly split;

•	In consideration of the amendments, ZIOPHARM will issue shares of a new class of preferred stock that would carry an initial stated value of $120 million and a monthly dividend of 1% payable in additional preferred shares; and

•	Upon the first approval of a product in the United States or upon certain fundamental transactions, such as a change of control of ZIOPHARM, the preferred shares issued to Intrexon will be converted into ZIOPHARM common stock equal to the aggregate stated value divided by the volume weighted average closing price of ZIOPHARM’s common stock over the 20 trading days ending on the date that the product approval is announced or such transaction occurs.

Additional details of the agreement can be found in the companies’ filings with the U.S. Securities and Exchange Commission.

Already with three active trials at leading institutions, two utilizing controlled gene therapy to express a powerful anti-cancer effector in interleukin-12 and the other incorporating the innovative non-viral Sleeping Beauty gene delivery system in chimeric antigen receptor T cell therapy (CAR-T) for advanced lymphoid malignancies, ZIOPHARM has positioned itself to meaningfully expand its clinical programs through the remainder of 2016 and over the course of 2017. For the current year these will include viral CAR-T for myeloid malignancies, natural killer (NK) cells for acute myeloid leukemia, and for the first time a combination approach with Ad-RTS-hIL-12 used in conjunction with checkpoint inhibitors.

Additionally, ZIOPHARM and Intrexon continue to advance preclinical efforts leveraging the Sleeping Beauty platform, the clinical-stage RheoSwitch® (RTS®), and cell manufacturing for the clinical applications of T cells engineered to express CAR and TCR, as well as off-the-shelf approaches in NK and other cell types. Employing novel cell engineering techniques and multigenic programs, the collaboration has progressed next-generation non-viral adoptive cellular therapies based on designer cytokines and CARs under control of RheoSwitch® technology targeting both hematologic and solid tumor malignancies. Many of these initiatives benefit from the companies’ ongoing collaboration with The University of Texas MD Anderson Cancer Center, which facilitates a faster and more cost effective approach to move these promising treatments from the bench to the clinic.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon.

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safe, effective and scalable cell- and viral-based therapies for the treatment of cancer. The Company’s immuno-oncology programs, in collaboration with Intrexon Corporation (NYSE: XON) and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell-based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and precisely modulate, gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

Trademarks

Intrexon, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

For more information, contact:

Intrexon Corporation

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

ZIOPHARM:

Corporate Contact:

Lori Ann Occhiogrosso

ZIOPHARM Oncology, Inc.

617-259-1987

locchiogrosso@ziopharm.com

Investor Contact:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com